UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2007

BELLACASA PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

68 Phillips Beach Avenue Swampscott, Massachusetts 01907

(Address of Principal Executive Offices/Zip Code)

(781) 389-9703

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01 - Other Events

On January 31, 2007, Bellacasa Productions, Inc. ("Bellacasa" or the "Company" or "we") entered into an agreement with Frank LaLoggia regarding the removal of restrictions on the sale of his shares of Bellacasa common stock. Mr. LaLoggia, the owner of 4,710,010 shares of Bellacasa common stock was Bellacasa's founder and had been its president and a member of its board of directors until he resigned in July 2002.

The agreement provides that we will instruct our transfer agent to remove the restrictive legend on Mr. LaLoggia's shares subject to certain terms and condition that include limiting the sale of his shares to no more than 1,177,500 shares per year during each of the four one-year periods commencing on January 31, 2007. The agreement further provides that under certain circumstances additional shares may be freed of restrictions and become available for sale. All restrictions on Mr. LaLoggia's shares are scheduled to terminate on January 1, 2010. The number of shares that may be sold by Mr. LaLoggia shall be proportionately adjusted in the event of dividends, splits or reverse splits including the 10-to-1 reverse split, which is scheduled to take effect on or about February 28, 2007.

Item 9.01 - Financial Statements and Exhibits

Set forth below is a list of Exhibits included as part of this Current Report.

(d) Exhibits

Exhibit Number	Description

10.1	Stock Sale Restriction Agreement with Frank LaLoggia dated January 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLACASA PRODUCTIONS, INC.

By:	/s/ Marshall Sterman

Name:	Marshall Sterman
Title:	President and Chief Executive Officer
Dated:	February 6, 2007